Filed Pursuant to Rule 424(b)(3)
Registration No. 333-90903
BROADCOM CORPORATION
216,939 Shares of Class A Common Stock
216,939 Shares of Class B Common Stock

          This prospectus relates to 216,939 shares of our Class B common stock that we may issue from time to time in exchange for exchangeable shares issued by one of our Canadian subsidiaries, HH Acquisition Inc. The exchangeable shares were issued by HH Acquisition Inc. in August 1999 to shareholders of HotHaus Technologies Inc. in connection with our acquisition of HotHaus Technologies. As a holder of exchangeable shares, you may exchange your exchangeable shares for shares of our Class B common stock at any time. Upon an exchange of exchangeable shares, you will receive three shares of our Class B common stock for each exchangeable share. You also will receive a cash amount equal to any declared and unpaid dividend on the exchangeable shares if the record date for the dividend is prior to the date of exchange. The automatic redemption date for the exchangeable shares is August 31, 2009. On that date, HH Acquisition Inc. will redeem, or HH Acquisition ULC, another of our Canadian subsidiaries, will acquire, all of the then outstanding exchangeable shares by delivering, for each exchangeable share, a Class B common share equivalent plus a cash amount equal to any declared and unpaid dividends. HH Acquisition Inc. may redeem or HH Acquisition ULC may acquire all exchangeable shares before August 31, 2009 if there are fewer than 100,000 exchangeable shares then outstanding that are not owned by us or our affiliates.
          This prospectus also relates to 216,939 shares of our Class A common stock into which the shares of Class B common stock offered by this prospectus are convertible. We have two classes of common stock outstanding, Class A common stock and Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting rights. The holders of the Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on matters submitted to a vote of the shareholders. Holders of shares of Class A common stock and holders of shares of Class B common stock vote together as a single class on all matters submitted to a shareholder vote, except (1) as otherwise required by law or (2) with respect to a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting separately as a class, unless such issuance is approved by at least two-thirds of the members of our Board of Directors then in office. Each share of our Class B common stock is convertible at the option of the holder into one share of Class A common stock, and generally will automatically convert into one share of Class A common stock upon sale or other transfer.
          Our Class A common stock is quoted on the Nasdaq Global Select MarketSM under the symbol “BRCM.” Our Class B common stock is not publicly traded.
          Investing in our common stock involves risk. See “Risk Factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2009

     This prospectus contains summaries of certain provisions contained in some of the documents described herein or incorporated by reference, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

       We have not authorized any dealer, salesman or other person to give any information or to make any representation other than as contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any free writing prospectus authorized by us (the “prospectus documents”). You must not rely upon any information or representation not contained or incorporated by reference in the prospectus documents. This prospectus, any accompanying prospectus supplement and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do the prospectus documents constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in the prospectus documents is accurate as of the dates on their covers. When we deliver the prospectus documents or make a sale pursuant to the prospectus documents, we are not implying that the information is current as of the date of the delivery or sale.

SUMMARY
     The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus and the documents incorporated by reference herein carefully, including the risk factors and the financial statements and related notes included in this prospectus or incorporated by reference.
Our Business
     Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip (SoC) and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. Our diverse product portfolio includes solutions for digital cable, satellite and Internet Protocol (IP) set-top boxes and media servers; high definition television (HDTV); high definition DVD players and personal video recording (PVR) devices; cable and DSL modems and residential gateways; high-speed transmission and switching for local, metropolitan, wide area and storage networking; server solutions; broadband network and security processors; wireless and personal area networking; cellular communications; global positioning system (GPS) applications; mobile multimedia and applications processors; mobile power management; and Voice over Internet Protocol (VoIP) gateway and telephony systems.
Corporate Information
     Broadcom was incorporated in California in August 1991. Our principal executive offices are located at 5300 California Avenue, Irvine, California 92617, and our telephone number at that location is (949) 926-5000. Our Internet address is www.broadcom.com. Information contained in our website is not incorporated by reference into and does not form any part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other Securities and Exchange Commission (“SEC”) filings are available free of charge through our website as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

RISK FACTORS
     Before deciding to purchase, hold or sell our common stock, you should carefully consider the risks described below and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2008, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find Additional Information” below. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on Broadcom, our business, financial condition, results of operations and/or liquidity could be seriously harmed. In that event, the market price for our Class A common stock will likely decline, and you may lose all or part of your investment.
Risks Associated with Exchangeable Shares
The exchange of your HH Acquisition Inc. exchangeable shares is generally a taxable event and your tax consequences will vary depending on a number of factors.
     The exchange of HH Acquisition Inc. exchangeable shares for shares of Broadcom Class B common stock is generally a taxable event in Canada and the United States. A summary of the material Canadian and United States federal income tax considerations to non-U.S. holders generally applicable under the Income Tax Act (Canada) or the Internal Revenue Code of 1986, as amended, if you exchange your exchangeable shares for our Class B common stock is included later in this prospectus under the section entitled “Income Tax Considerations Regarding Our Common Stock and the Exchange of Exchangeable Shares.” Your tax consequences can vary depending on a number of factors, including:
•	your residency;

•	the method of exchange; and

•	the length of time that the exchangeable shares were held prior to exchange.
     Canadian and United States federal income tax considerations will vary according to your particular circumstances. You should consult with your own tax advisor as to the tax consequences of exchanging your exchangeable shares for shares of our Class B common stock.

FORWARD-LOOKING STATEMENTS
     All statements included in this prospectus, any accompanying prospectus supplement and the documents they incorporate by reference, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.
     Important factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition are discussed in more detail under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2008 and other documents that we file with the SEC. You may obtain copies of these documents as described under the heading “Where You Can Find Additional Information” below.
     Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act:
•	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed February 4, 2009;

•	Current Report on Form 8-K/A filed January 8, 2009 and on Form 8-K filed February 3, 2009;

•	The Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders as filed on Schedule 14A May 2, 2008;

•	All of our filings pursuant to the Exchange Act after the date of our filing of the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on April 6, 1998, including any amendment or report filed for the purpose of updating that description.
     Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.
     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents are available from us without charge, excluding all exhibits not specifically incorporated by reference into this prospectus. You may request a copy of these documents by writing to or telephoning us at:
Investor Relations
Broadcom Corporation
P.O. Box 57013
Irvine, California 92619-7013
(949) 926-5000
     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC a post-effective amendment to the registration statement on Form S-1 on a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Broadcom and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus and the documents incorporated by reference herein as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or the documents incorporated by reference herein. Each of these statements is qualified in all respects by this reference.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials by mail at prescribed rates by writing to the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can also inspect reports and other information we file at the office of National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C., 20006.

USE OF PROCEEDS
     We will receive no proceeds from the issuance of shares under this prospectus. The shares of our Class B common stock offered under this prospectus will be issued in exchange for exchangeable shares and the shares of Class A common stock offered under this prospectus will be issued upon conversion of those shares of Class B common stock.

UNAUDITED PRO FORMA COMBINED CONDENSED
STATEMENT OF OPERATIONS OF BROADCOM CORPORATION
     The following unaudited pro forma condensed combined financial information for the year ended December 31, 2008 gives effect to the acquisition of the digital television business of Advanced Micro Devices, Inc., or the DTV Business, by Broadcom Corporation, or Broadcom. The consideration to complete the DTV Business acquisition was $140.7 million.
     The allocation of the purchase price for the DTV Business has been recorded on a preliminary basis and reasonable changes are expected as additional information becomes available. A number of assumptions have been made with respect to assigned intellectual property and third party agreements. To the extent that these assumptions are revised, the preliminary allocation of the purchase price could be changed.
     Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. This pro forma data is presented for informational purposes only and does not purport to be indicative of the results of our future operations or of the results that would have actually been attained had the acquisition taken place at the beginning of 2008.
     The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements of Broadcom Corporation as of and for the year ended December 31, 2008.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2008
(In thousands, except per share data)

	Historical
		DTV	Pro Forma		Pro Forma
	Broadcom	Business	Adjustments		Combined
Net revenue	$4,658,125	$72,743	$—		$4,730,868
Cost of revenue	2,213,015	43,349	633	(a)	2,256,997

Gross profit	2,445,110	29,394	(633)		2,473,871

Operating expense:
Research and development	1,497,668	77,551	—		1,575,219
Selling, general and administrative	543,117	22,524	—		565,641
Amortization of purchased intangible assets	3,392	29,000	15,950	(a)	48,342
In-process research and development	42,400	—	(31,500)	(b)	10,900
Impairment of goodwill and intangible assets	171,593	567,000	(135,000)	(c)	603,593
Settlement costs	15,810	—	—		15,810
Restructuring costs (reversal)	(1,000)	—	—		(1,000)

Income (loss) from operations	172,130	(666,681)	149,917		(344,634)
Interest income, net	52,201	—	(2,555)	(d)	49,646
Other expense, net	(2,016)	—	—		(2,016)

Income (loss) before income taxes	222,315	(666,681)	147,362		(297,004)
Provision for income taxes	7,521	—	3,300	(e)	10,821

Net income (loss)	$214,794	$(666,681)	$144,062		$(307,825)

Basic earnings (loss) per share	$0.42				$(0.60)

Diluted earnings (loss) per share	$0.41				$(0.60)

Weighted average shares (basic)	512,648				512,648

Weighted average shares (diluted)	524,208				512,648

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
STATEMENT OF OPERATIONS
     Broadcom results include the results of the DTV Business for the period from October 28, 2008 through December 31, 2008. Historical DTV Business results represent the DTV Business’s results for the period from January 1, 2008 through October 27, 2008.
     The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:
(a)	To record amortization expense related to the fair value of completed technology, customer relationships, and trade names over their estimated lives of two years.

(b)	To eliminate the in-process research and development charge recorded by Broadcom as a direct result of the acquisition of the DTV business by Broadcom.

(c)	To eliminate the goodwill impairment charge that was recorded in the financial statements of the DTV Business as a direct result of the purchase price of the DTV business by Broadcom.

(d)	To adjust interest income for cash used in acquisition.

(e)	Reflects the estimated tax effects of the pro forma adjustments.
     The historical financial statements of the DTV business reflect amounts of stock-based compensation expense for the periods presented, which are similar to the amounts that would have been recorded if the Broadcom restricted stock units had been issued at January 1, 2008; therefore no pro forma adjustment was included.
     Basic and diluted earnings (loss) per share for each period are calculated by dividing pro forma net income (loss) by the shares used to calculate earnings (loss) per share. Potential common shares are excluded from the calculation of diluted earnings (loss) per share in a loss period, as the effect would be antidilutive.

DESCRIPTION OF CAPITAL STOCK
          The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our amended and restated articles of incorporation, as amended, which have been publicly filed with the SEC.
          Our authorized capital stock consists of:
•	2.9 billion shares of common stock, of which 2.5 billion shares are designated as Class A common stock, par value $0.0001 per share, and 400 million shares are designated Class B common stock, par value $0.0001 per share, and

•	6,432,161 shares of preferred stock, par value $0.0001 per share.
          As of December 31, 2008, there were 426.1 million shares of Class A common stock issued and outstanding and 62.9 million shares of Class B common stock issued and outstanding. There are no shares of preferred stock currently outstanding.
Preferred Stock
          Pursuant to our articles of incorporation, our board of directors may, by resolution and without further action or vote by our shareholders, provide for the issuance of up to 6,432,161 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.
          The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.
Dividends
          Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We have not paid cash dividends to date and do not expect to pay any cash dividends in the foreseeable future.
Transfer Agent
          The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION
General
          You may receive shares of our Class B common stock in exchange for your exchangeable shares as follows:
•	you may elect to exchange your exchangeable shares for shares of our Class B common stock at any time;

•	HH Acquisition Inc. will automatically redeem all exchangeable shares that are outstanding August 31, 2009 or an earlier date if there are less than 100,000 exchangeable shares outstanding that are not owned by us or our affiliates on the earlier date, by delivering shares of our Class B common stock to you; or

•	upon a liquidation of HH Acquisition Inc., or Broadcom your exchangeable shares will be exchanged for shares of our Class B common stock.
          Upon exchange of your exchangeable shares, you will receive, for each exchangeable share you hold, three shares of our Class B common stock and a cash amount equal to any declared and unpaid dividends on the exchangeable share.
          Each share of our Class B common stock that you receive upon exchange of your exchangeable shares is convertible at any time at your option into one share of our Class A common stock. Each share of Class B common stock generally will automatically convert into one share of our Class A common stock when you transfer it.
          We have not engaged any broker, dealer or underwriter in connection with this offering of our Class A and Class B common stock.
          The following is a summary of the material rights, privileges, restrictions and conditions relating to the issuance of our Class B common stock in exchange for your exchangeable shares. The specific provisions governing the exchangeable shares are set forth in the Plan of Arrangement and the Voting and Exchange Trust Agreement, which are included as exhibits to the registration statement of which this prospectus is a part. You should read the Plan of Arrangement and the Voting and Exchange Trust Agreement for a more complete understanding of the exchangeable shares.
Election by Holders of Exchangeable Shares to Exchange their Shares
          As a holder of exchangeable shares, you have the right at any time to require HH Acquisition Inc. to redeem any or all of the exchangeable shares you hold. In order to request a redemption of your shares, you must present to HH Acquisition Inc.’s transfer agent, CIBC Mellon Trust Company, the following documents:
•	a certificate or certificates representing the number of exchangeable shares to be redeemed;

•	a written redemption request, the form of which you may obtain from HH Acquisition Inc. or its transfer agent, that specifies the number of exchangeable shares you wish to have redeemed and acknowledges the overriding purchase right, which is described below, of HH Acquisition ULC, one of our Canadian subsidiaries; and

•	any other documents that HH Acquisition Inc., its transfer agent or the Company Act (British Columbia) may require to effect the redemption of your exchangeable shares.
          Upon receipt of a redemption request, the transfer agent must promptly notify HH Acquisition ULC and us of the request. HH Acquisition ULC has an overriding right to purchase the exchangeable shares specified in the redemption request. If HH Acquisition ULC elects to exercise this right, then HH Acquisition Inc. will not redeem your exchangeable shares, but, instead, HH Acquisition ULC will purchase your exchangeable shares. In that event,

HH Acquisition ULC will deliver to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share purchased plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of purchase.
          The purchase by HH Acquisition ULC of your exchangeable shares will occur on the sixth business day after your redemption request is received by the transfer agent. HH Acquisition ULC will notify the transfer agent no later than three business days of the transfer agent’s receipt of your redemption request if it elects to exercise its overriding purchase right. The transfer agent will notify you if HH Acquisition ULC has decided not to exercise this right.
          If HH Acquisition ULC does not elect to exercise its overriding purchase right, then HH Acquisition Inc. will redeem your shares on the sixth business day after your redemption request is received by the transfer agent. In that event, HH Acquisition Inc. will deliver to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share redeemed plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of exchange.
          If, as a result of solvency requirements or applicable law, HH Acquisition Inc. is not able to redeem all of the exchangeable shares you requested, then HH Acquisition Inc. will redeem only those exchangeable shares permitted by law. HH Acquisition ULC will purchase the remaining exchangeable shares not redeemed by HH Acquisition Inc. In that event, you will receive three shares of our Class B common stock for each share purchased by HH Acquisition ULC plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of our purchase.
          You may revoke your redemption request at any time prior to the close of business on the business day immediately preceding the purchase or redemption date. If you revoke your redemption request, your exchangeable shares will not be purchased by HH Acquisition ULC or redeemed by HH Acquisition Inc.
Redemption of Exchangeable Shares by HH Acquisition Inc.
          The automatic redemption date for the exchangeable shares is August 31, 2009. On that date, HH Acquisition Inc. will redeem all of the then outstanding exchangeable shares by delivering to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share you hold and a cash amount equal to any declared but unpaid dividends on each exchangeable share up to the redemption date. HH Acquisition Inc. has the right to redeem the exchangeable shares prior to August 31, 2009 if there are fewer than 100,000 exchangeable shares outstanding that are not owned by us or our affiliates. HH Acquisition Inc. will, at least 75 days prior to a redemption date, provide all holders of exchangeable shares with written notice of the proposed redemption of the exchangeable shares. The redemption of the exchangeable shares by HH Acquisition Inc. is subject to applicable law and to the overriding purchase right of HH Acquisition ULC described below.
          HH Acquisition ULC has an overriding right to purchase all but not less than all of the outstanding exchangeable shares on the proposed redemption date. If HH Acquisition ULC elects to exercise this right, it must notify the transfer agent and HH Acquisition Inc. of its intention to exercise this right at least 75 days prior to the proposed redemption date. The transfer agent will notify you whether or not HH Acquisition ULC has decided to exercise its overriding purchase right. If HH Acquisition ULC does exercise this right, it will deliver to the transfer agent for payment to you on the redemption date three shares of our Class B common stock for each exchangeable share you hold and a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the redemption date.
Rights on the Liquidation of HH Acquisition Inc. or Broadcom
          Liquidation or Insolvency of HH Acquisition Inc.
          If HH Acquisition Inc. liquidates, dissolves, or winds up its affairs or otherwise distributes its assets among its shareholders for the purposes of winding up its affairs, you will receive from HH Acquisition Inc. a liquidation payment equal to three shares of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. HH Acquisition Inc. will make this liquidation payment to you, as a holder of exchangeable shares, before it makes any payments to any holder of a class of stock ranking junior to the exchangeable shares. The payment of this liquidation payment to you is subject to applicable law and the overriding liquidation call right of HH Acquisition ULC described below.
          In the event of a liquidation, dissolution or winding up of HH Acquisition Inc., HH Acquisition ULC will have the overriding right to purchase all but not less than all of the outstanding exchangeable shares. If HH Acquisition ULC elects to exercise this right, it must notify the transfer agent and HH Acquisition Inc. of its intention to exercise the right at least 30 days prior to the proposed liquidation date in the case of a voluntary liquidation, dissolution or winding up of HH Acquisition Inc. In the case of an involuntary liquidation, dissolution or winding up of HH Acquisition Inc., HH Acquisition ULC must notify the transfer agent and HH Acquisition Inc. of its intention to exercise this right at least five business days prior to the proposed liquidation date. The transfer agent will notify you whether or not HH Acquisition ULC has decided to exercise its overriding purchase right. If HH Acquisition ULC does exercise this right, it will deliver to the transfer agent for payment to you three shares of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation.
          If an HH Acquisition Inc. insolvency event or default event occurs, as a holder of exchangeable shares, you may instruct the Bank of New York as trustee under the Voting and Exchange Trust Agreement, to exercise its exchange right on your behalf. This exchange right enables the trustee to require HH Acquisition ULC to purchase any or all of your exchangeable shares. The purchase price payable by HH Acquisition ULC to you upon exercise of the trustee’s exchange right is three shares of our Class B common stock for each exchangeable share purchased plus a cash amount equal to all declared but unpaid dividends on each exchangeable share. The occurrence of any of the following will constitute an HH Acquisition Inc. insolvency event:
•	the institution by HH Acquisition Inc. of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of HH Acquisition Inc. to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it;

•	the filing of a petition, answer or consent seeking the dissolution or winding up under any bankruptcy, insolvency or analogous laws, and the failure by HH Acquisition Inc. to contest in good faith the commencement of any of these proceedings within 15 days of becoming aware of it;

•	HH Acquisition Inc.’s consent to the filing of any petition referenced above or to the appointment of a receiver;

•	the making by HH Acquisition Inc. of a general assignment for the benefit of creditors;

•	the admission in writing by HH Acquisition Inc. of its inability to pay its debts generally as they become due; or

•	HH Acquisition Inc.’s not being permitted, pursuant to solvency requirements of applicable law, to redeem any exchangeable shares presented for redemption by a holder of exchangeable shares.
A default event will occur if HH Acquisition Inc. fails to perform any of its obligations under the special rights and restrictions attached to the exchangeable shares for any reason other than because of the occurrence of an insolvency event.
          Liquidation of Broadcom
          If a Broadcom liquidation event occurs, HH Acquisition ULC will purchase all of your outstanding exchangeable shares on the fifth business day prior to the Broadcom liquidation event. The purchase price that HH Acquisition ULC will pay for your exchangeable shares will be three shares of our Class B common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. This purchase of your exchangeable shares by HH Acquisition ULC will enable you to participate on an equal basis with the holders of our Class B common stock if a Broadcom liquidation event occurs. The occurrence of any of the following will constitute a Broadcom liquidation event:

•	a determination by our board of directors to institute voluntary liquidation, dissolution or winding up proceedings or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs; or

•	the receipt by us of notice of, or our otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to our involuntary liquidation, dissolution or winding up or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs.
Adjustments in the Number of Shares of our Class B Common Stock you will receive in exchange for your Exchangeable Shares
          The number of shares of our Class B common stock into which each of your exchangeable shares is exchangeable will be adjusted to reflect any:
•	forward stock split of our Class B common stock;

•	reverse stock split of our Class B common stock;

•	stock dividend on our Class B common stock;

•	consolidation, merger, arrangement or amalgamation of Broadcom with or into another entity;

•	recapitalization or reclassification of our outstanding Class B common stock; or

•	other similar change regarding our Class B common stock that occurs after the date of this prospectus.
Fractional Shares
          We will not issue you fractional shares of our Class B common stock upon exchange of exchangeable shares. Instead, we will pay you cash for any fractional portion of a share that you are entitled to based on the current market price of our Class A common stock.

INCOME TAX CONSIDERATIONS REGARDING OUR COMMON STOCK AND THE EXCHANGE OF
EXCHANGEABLE SHARES
Canadian Federal Income Tax Considerations
          The following description sets forth the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada), commonly known as the Canadian Tax Act, to holders of exchangeable shares who acquire our Class B common stock upon the exchange of exchangeable shares and who convert their shares of Class B common stock into our Class A common stock. This summary is based on the current provisions of the Canadian Tax Act, the regulations promulgated under the Canadian Tax Act and counsel’s understanding of the current administrative practices of the Canada Revenue Agency. This summary also takes into account the proposed amendments to the Canadian Tax Act and corresponding regulations publicly announced by the Minister of Finance prior to the date of this prospectus and assumes that all the proposed amendments will be enacted in their present form. However, we cannot assure you that the proposed amendments will be enacted in the form proposed, or at all. Except for the proposed amendments discussed above, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this prospectus. No assurances can be given that subsequent changes in law or administrative policy will not affect or modify the opinions expressed in this prospectus.
          The Canadian federal income tax considerations applicable to each HH Acquisition Inc. shareholder will vary according to each HH Acquisition Inc. shareholder’s particular circumstances. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular HH Acquisition Inc. shareholder. Accordingly, HH Acquisition Inc. shareholders should consult with their own tax advisors as to the tax consequences to them of exchanging their exchangeable shares for our common stock in their particular circumstances. No advance income tax ruling has been, or will be, obtained from the Canada Revenue Agency to confirm the tax consequences of any of the transactions described herein.
          For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our Class B common stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time that the amounts arise.
          HH Acquisition Inc. Shareholders Resident in Canada
          The following portion of the summary is applicable only to HH Acquisition Inc. shareholders who:
•	for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, and at all relevant times, are resident or deemed to be resident in Canada;

•	hold their exchangeable shares and will hold their shares of our Class B common stock as capital property; and

•	deal at arm’s length with HH Acquisition Inc. and Broadcom.
          This summary does not apply to a shareholder with respect to whom we are or will be a foreign affiliate within the meaning of the Canadian Tax Act or who holds more than 10% of the issued and outstanding exchangeable shares.
          The exchangeable shares and our Class B common stock will generally be considered to be capital property to a holder of these shares provided that the holder does not hold any of the shares in the course of carrying on a business of buying and selling shares and has not acquired the shares in a transaction considered to be an adventure in the nature of trade. Some holders who might not otherwise be considered to hold their exchangeable shares as capital property may be entitled, in some circumstances, to have them treated as capital property by making the election provided by subsection 39(4) of the Canadian Tax Act. This election will not, however, be available where an HH Acquisition Inc. shareholder has made an election under subsection 85(1) or subsection 85(2) of the Canadian Tax Act in connection with the acquisition of the exchangeable shares. In addition, the mark-to-market rules contained in the Canadian Tax Act relating to financial institutions, including some financial institutions, registered securities dealers and corporations controlled by one or more financial institutions or registered dealers, will deem these financial institutions not to hold their exchangeable shares or our Class B common stock as capital property for the purposes of the Canadian Tax Act. HH Acquisition Inc. shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules.
          Redemption or exchange of exchangeable shares. An HH Acquisition Inc. shareholder will be considered under the Canadian Tax Act to have disposed of exchangeable shares on:
•	a redemption, including pursuant to a request for redemption by a holder of exchangeable shares, of the holder’s exchangeable shares by HH Acquisition Inc.;

•	HH Acquisition ULC’s acquisition of a holder’s exchangeable shares pursuant to its overriding purchase rights;

•	the exercise by the trustee under the Voting and Exchange Trust Agreement of an exchange right upon your instructions if there is an HH Acquisition Inc. insolvency event; or

•	an automatic exchange if there is a Broadcom insolvency event.
          The Canadian federal income tax consequences of such a disposition are significantly different for the holder depending on whether the event giving rise to the disposition is a redemption by HH Acquisition Inc. or an acquisition by HH Acquisition ULC. An HH Acquisition Inc. shareholder who exercises the right to require redemption of an exchangeable share by giving a request for redemption cannot control whether the exchangeable share will be acquired by HH Acquisition ULC under its overriding purchase right or redeemed by HH Acquisition Inc. The holder will, however, be notified if the overriding purchase right will not be exercised in which case the holder may cancel the notice of retraction and retain the exchangeable share.
          On the redemption, including pursuant to a request for redemption by a shareholder of HH Acquisition Inc., of an exchangeable share by HH Acquisition Inc., the holder of an exchangeable share will be deemed to have received a taxable dividend. The amount of the dividend will be equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital, for purposes of the Canadian Tax Act, at that time, of the exchangeable share so redeemed. The redemption proceeds for each exchangeable share will be equal to the sum of the fair market value at the time of the Class B common stock and any cash that is received by the holder from HH Acquisition Inc. on the redemption plus the amount of any accrued but unpaid dividends on the exchangeable share.
          A shareholder who is an individual will be required to include in income dividends deemed to be received on the exchangeable shares, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. In the case of a shareholder that is a corporation, other than a “specified financial institution” as defined in the Canadian Tax Act, dividends deemed to be received on the exchangeable shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income unless there is any denial of the dividend deduction as discussed below. A corporation is a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm’s length or the purchasing of debt obligations issued by the persons listed above or a combination thereof, and corporations controlled by or related to these entities.
          In the case of a shareholder that is a specified financial institution, this dividend will be deductible in computing its taxable income only if either:
•	the specified financial institution did not acquire the exchangeable shares in the ordinary course of the business carried on by the institution; or

•	at the time of the deemed receipt of the dividend by the specified financial institution, the exchangeable shares are listed on a prescribed stock exchange in Canada, and the specified financial institution, either alone or together with persons with whom it does not deal at arm’s length, is not deemed to receive dividends in respect of more than 10% of the issued and outstanding exchangeable shares.
     We do not expect to list the exchangeable shares on a prescribed stock exchange in Canada.
     A shareholder that is a “private corporation,” as defined in the Canadian Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or related group of individuals, may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the exchangeable shares to the extent that these dividends are deductible in computing the shareholder’s taxable income.
     If we or any other person with whom we do not deal at arm’s length is a specified financial institution at a point in time that a dividend is deemed to be paid on an exchangeable share, then, unless the exemption described below applies, dividends deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. A shareholder that is a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on deemed dividends that are not deductible in computing taxable income. This denial of the dividend deduction for a corporate shareholder will not apply in any event if:
•	at the time a dividend is deemed to be received, the exchangeable shares are listed on a prescribed stock exchange;

•	we are “related” to HH Acquisition Inc. for the purpose of the Canadian Tax Act; and

•	the recipient, together with persons with whom the recipient does not deal at arm’s length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively, is not deemed to receive dividends on more than 10% of the issued and outstanding exchangeable shares.
     The special rights and restrictions attached to the exchangeable shares provide that, while any exchangeable share is outstanding, HH Acquisition Inc. will at no time be a specified financial institution or a specified person in relation to a specified financial institution.
     The exchangeable shares will be “taxable preferred shares” and “short-term preferred shares” for purposes of the Canadian Tax Act. Accordingly, HH Acquisition Inc. will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends deemed to be paid on the exchangeable shares in excess of HH Acquisition Inc.’s dividend allowance (as determined under the Canadian Tax Act) and will be entitled to deduct 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act. The Minister of Finance has recently proposed to reduce the Part VI.1 tax to 50% and to change the deduction from Part I income to 3 times the Part VI.1 tax payable.
     On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will in general realize a capital loss or a capital gain equal to the amount by which the adjusted cost base to the holder of the exchangeable share exceeds or is less than the proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading “Capital gains and capital losses.” In the case of a shareholder that is a corporation, in some circumstances the amount of any deemed dividend may be treated as proceeds of disposition and not as a dividend.
     On the exchange of an exchangeable share by the holder thereof with HH Acquisition ULC for our Class B common stock (and cash in lieu of a fractional share) the holder will be considered to have disposed of the exchangeable share for proceeds of disposition equal to the fair market value of the shares of our Class B common stock at the time of the exchange plus any cash received in lieu of fractional shares and any declared and unpaid dividends in respect of the exchangeable share. The holder will in general realize a capital gain or a capital loss equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of the exchangeable share. The general tax treatment of capital gains and capital losses is discussed below under the heading “Capital gains and losses.”
     The cost of our Class B common stock received on the redemption of an exchangeable share by HH Acquisition Inc. will be equal to the fair market value of our Class B common stock received on the redemption. The cost of our Class B common stock received on the exchange of an exchangeable share with HH Acquisition ULC will be equal to the fair market value of our Class B common stock received on the exchange. The cost of any of this Class B common stock will be averaged with the adjusted cost base of any of our other Class B common stock held by the HH Acquisition Inc. shareholder immediately before that time for the purposes of determining the holder’s adjusted cost base of our Class B common stock.
     In his February 23, 2005 budget, the Minister of Finance (Canada) indicated that he intended to release a detailed proposal for future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a foreign corporation on a tax-deferred basis. Such proposed amendments, if enacted, might allow a Canadian resident holder of exchangeable shares to exchange such shares for our Class B Common stock on a tax-deferred basis. However, as of the date hereof, the Minister of Finance has not released any draft legislation or a detailed proposal for such a tax-deferred share exchange.
     Dividends on our Class A or Class B common stock. Dividends on our Class A or Class B common stock must be included in the recipient’s income for the purposes of the Canadian Tax Act. These dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder that is a corporation will include these dividends in computing its taxable income. A holder that is a Canadian controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on these dividends. United States non-resident withholding tax paid in respect of these dividends, as discussed under the heading “United States Federal Tax Considerations” below, will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act. We have no current plans to pay cash dividends on our Class A or Class B common stock. The Canadian Tax Act consequences of a stock dividend may be different from those of a cash dividend.
     Disposition of our Class A or Class B common stock. A disposition or deemed disposition of our Class A or Class B common stock by a holder, other than a conversion of our Class B common stock into Class A common stock, will generally result in a capital gain or capital loss equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of our Class A or Class B common stock. The general tax treatment of capital gains and capital losses is discussed below under the heading “Capital gains and losses.” A holder who converts Class B common stock into Class A common stock will be deemed not to have made a taxable disposition of the Class B common stock and the cost to the holder of the Class A common stock so obtained will be the adjusted cost base to the holder of the converted Class B common stock immediately before the conversion.
     Capital gains and losses. An HH Acquisition Inc. shareholder’s taxable capital gain or allowable capital loss from the disposition of exchangeable shares or our Class A or Class B common stock, other than a conversion of our Class B common stock into Class A common stock, will be equal to one-half of the amount of the shareholder’s capital gain or capital loss in respect of the disposition. An HH Acquisition Inc. shareholder must include any of this taxable capital gain in income for the taxation year of disposition, and may, subject to the detailed provisions of the Canadian Tax Act, deduct any allowable capital loss from taxable capital gains in the year in which the allowable capital loss is realized. Under the detailed rules contained in the Canadian Tax Act, any remaining allowable capital loss may generally be applied to reduce net taxable capital gains realized by the holder in the three preceding taxation years or in any subsequent taxation year.
     If the holder of an exchangeable share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an exchangeable share may be reduced by the amount of dividends received or deemed to have been received by it on the exchangeable share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns exchangeable shares.
     Capital gains realized by an individual may be subject to alternative minimum tax under the Canadian Tax Act depending on the individual’s circumstances. HH Acquisition Inc. shareholders that are “Canadian controlled private corporations,” as defined in the Canadian Tax Act, may be liable to pay an additional 6 2/3% refundable tax in respect of taxable capital gains realized.
     Eligibility for investment. We have indicated to counsel that we will maintain the listing of our Class A common stock on the Nasdaq Global Select Market or another prescribed exchange.
     Qualified investments. Provided our Class A common stock is listed on a prescribed stock exchange, which includes the Nasdaq Global Select Market, on which our Class A common stock but not our Class B common stock is currently listed, our Class A common stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans. Exchangeable shares and our Class B common stock are not qualified investments.
     Foreign property information reporting. A holder of exchangeable shares or our Class A or Class B common stock who is a “specified Canadian entity,” as defined in the Canadian Tax Act, and whose cost amount for these shares at any time in a year or fiscal period exceeds Canadian $100,000 will be required to file an information return in respect of these shares disclosing the holder’s cost amount, any dividends received in the year and any gains or losses realized in the year in respect of these shares. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts and partnerships.
     Foreign Investment Entity. The Minister of Finance has released proposed amendments to the Canadian Tax Act, generally applicable for taxation years commencing after 2006, regarding the taxation of certain interests in non-resident entities that are “foreign investment entities.” The effect of these proposed amendments is generally to require that a taxpayer include in income for each year an amount of income in respect of the foreign investment entity, regardless of whether or not the taxpayer actually receives any income or realizes any gains. However, assuming that our principal undertaking was the carrying on of a business that is not an investment business, or that the carrying value of all of our investment property is not greater than one-half of the carrying value of all our property, as determined under the proposed amendments, we will not be considered a foreign investment entity for Canadian tax purposes. Depending on the particular shareholder’s circumstances, our Class A common stock might also be an “exempt interest”, within the meaning of the proposed amendments, for that shareholder.
     The determination of whether or not we are a foreign investment entity or an exempt interest must be made on an annual basis at the end of each of our taxation years and we can give no assurances that we will not be a foreign investment entity at the end of any of our taxation years. Moreover, these proposed amendments are complex and have been subject to extensive commentary and amendment; they might not be enacted as currently proposed.
     HH Acquisition Inc. Shareholders not Resident in Canada
     The following portion of the summary is applicable only to HH Acquisition Inc. shareholders who:
•	for purposes of the Canadian Tax Act and any relevant bilateral treaty, and at all relevant times, are not resident and are not deemed to be resident in Canada;

•	hold their exchangeable shares and will hold shares of our Class B common stock as capital property; and

•	deal at arm’s length with HH Acquisition Inc. and Broadcom.
     Generally, the exchangeable shares will be taxable Canadian property, and a holder whose exchangeable shares are redeemed either under HH Acquisition Inc.’s redemption right or pursuant to a request for redemption by the holder will be deemed to have received a dividend and be considered to have disposed of the exchangeable shares for proceeds as described above for shareholders resident in Canada under the heading “Redemption or exchange of exchangeable shares.” The amount of such dividend will be subject to the tax treatment of dividends described below, and if the holder of exchangeable shares has not submitted a qualifying certificate issued by the Canada Revenue Agency under section 116 of the Canadian Tax Act, HH Acquisition Inc. will reduce the amount of any Class B common stock or cash proceeds resulting from the redemption by the amount of withholdings required by section 116 of the Canadian Tax Act. On the exchange of an exchangeable share by the non-resident holder thereof with HH Acquisition ULC for a share of Class B common stock, the non-resident holder will be considered to have disposed of the exchangeable share for proceeds of disposition in an amount as described above for shareholders resident in Canada, and if the holder of exchangeable shares has not submitted a qualifying certificate issued by the Canada Revenue Agency under section 116 of the Canadian Tax Act, HH Acquisition ULC will reduce the amount of any Class B common stock or cash proceeds resulting from the exchange by the amount of withholdings required under section 116 of the Canadian Tax Act.
     Dividends deemed to be paid on the exchangeable shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25% although this rate may be reduced under the provisions of an applicable income tax treaty. Under the Income Tax Treaty between Canada and the United States effective August 16, 1984, as amended, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner of the shares and who is resident in the United States for purposes of that Income Tax Treaty.
     Generally, our Class B common stock will not be taxable Canadian property if:
•	the holder does not use or hold, and is not deemed to use or hold, these shares in connection with carrying on business in Canada; and

•	no more than 50% of the fair market value of the Class B common stock is derived directly or indirectly from one or a combination of real property situated in Canada, Canadian resource properties and timber resource properties.
     A non-resident HH Acquisition Inc. shareholder will not be subject to tax under the Canadian Tax Act on the sale or other disposition of our Class B common stock that is not taxable Canadian property to such holder.
Certain Material U.S. Federal Income Tax Consequences to Non-U.S. Holders
     The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders relating to the exchange of exchangeable shares for our Class B common stock and the acquisition, ownership and disposition of our Class A common stock and Class B common stock as of the date hereof. This summary deals only with holders that hold exchangeable shares, or will hold our Class A common stock and Class B common stock, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
     This summary is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of such holder’s particular circumstances or to non-U.S. holders subject to special rules under the Code, such as U.S. expatriates, insurance companies, tax-exempt organizations, partnerships or entities or arrangements treated as a partnership or other pass-through entity for U.S. federal income tax purposes, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, banks, financial institutions, dealers in securities, holders of securities held as part of a “straddle,” “hedge” or “conversion transaction,” “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax. We have not received or applied for, and do not expect to receive or apply for, a ruling from the Internal Revenue Service (“IRS”) with respect to any of the matters discussed herein. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.
     Investors considering the exchange of exchangeable shares for our Class B common stock and the acquisition, ownership and disposition of our Class A common stock and Class B common stock should consult their personal tax advisors with respect to the application of U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

     A “non-U.S. holder” means a person (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•	an individual citizen or resident of the U.S.;

•	a corporation or an entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
Dividends on our Class A Common Stock or Class B Common Stock
     Dividends paid to a non-U.S. holder (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) of our Class A common stock or Class B common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends paid will be required to satisfy applicable certification and other requirements and may be required to obtain a U.S. taxpayer identification number.
     A non-U.S. holder eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. We have no current plans to pay cash dividends on our Class A or Class B common stock.
Conversion of Class B Common Stock; Disposition of Class A Common Stock or Class B Common Stock; Exchange of Exchangeable Shares
     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the conversion of Class B Common Stock into Class A Common Stock. Additionally, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our Class A common stock or Class B common stock, or upon the exchange of exchangeable shares for Class B common stock, unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a

USRPHC for U.S. federal income tax purposes.
     A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.).
Information Reporting and Backup Withholding
     We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
     A non-U.S. holder generally will be subject to backup withholding on dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (usually on an IRS Form W-8BEN) (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or such holder otherwise establishes an exemption. The backup withholding rate currently is 28%.
     Payment of the proceeds of a sale of our Class A common stock or Class B common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (usually on an IRS Form W-8BEN) (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our Class A common stock or Class B common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but generally not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.
     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

     Our consolidated financial statements and schedule at December 31, 2007, and for each of the two years in the period ended December 31, 2007, and the financial statements of the Digital TV Business of Advanced Micro Devices, Inc. as of and for the year ended December 29, 2007 and the nine months ended September 27, 2008, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports which are incorporated by reference herein, and are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
LEGAL MATTERS
     The validity of the issuance of the shares offered pursuant to this prospectus as well as certain material U.S. federal income tax consequences to non-U.S. holders have been passed upon for us by Latham & Watkins LLP, Los Angeles, California. Material Canadian federal income tax consequences have been passed upon for us by Bull, Housser & Tupper LLP, Vancouver, British Columbia.
EXPERTS
     Our consolidated financial statements (and the related financial statement schedule) as of December 31, 2008, and for the year then ended, and our assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, during the year ended December 31, 2008.
      Our consolidated financial statements and schedule at December 31, 2007, and for each of the two years in the period ended December 31, 2007, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report which is incorporated by reference herein, and are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
     The financial statements of the Digital TV Business of Advanced Micro Devices, Inc. at December 29, 2007 and September 27, 2008, and for the year ended December 29, 2007 and the nine months ended September 27, 2008, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report which is incorporated by reference herein, and are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.